Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-261784
Prospectus Supplement No. 3
(To Prospectus dated December 30, 2021)
INNOVID CORP.

This prospectus supplement updates, amends and supplements the prospectus dated December 30, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261784). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 8, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Innovid Corp.’s common stock are listed on the New York Stock Exchange under the symbol “CTV.” On June 8, 2022, the closing sale price of our Common Stock was $2.33 per share.
Investing in shares of our Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 9, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 8, 2022

Innovid Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-40048	87-3769599
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Irving Place, 12th Floor
New York, NY 10003
(Address of principal executive offices) (Zip Code)
(212) 966-7555
(Registrant’s telephone number, include area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CTV	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	CTVWS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 7, 2022, Innovid Corp. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, a total of 82,853,284 shares of common stock were present in person or represented by proxy at the meeting, representing approximately 62.73% of the Company’s common stock outstanding as of the April 12, 2022 record date. The following are the voting results for the proposals considered and voted upon at the meeting, each of which were described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 27, 2022.

Item 1 – Election of two Class I directors to serve until the Company’s annual meeting of stockholders to be held in 2025 and until their respective successors have been duly elected and qualified.

NOMINEE	Votes FOR	Votes WITHHELD	Broker Non-Votes
Steven Cakebread	73,833,152	5,681,853	N/A
Jonathan Saacks	73,833,162	5,681,843	N/A

Item 2 – Ratification of the appointment of KOST FORER GABBAY & KASIERER, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
82,018,840	326,181	508,263	0

Based on the foregoing votes, the directors nominees were elected and Item 2 was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVID CORP.

Date: June 8, 2022	By:	/s/ Tanya Andreev-Kaspin
	Name:	Tanya Andreev-Kaspin
	Title:	Chief Financial Officer